                                                              EXHIBIT 11

                                                                     Exhibit 11

INNOTECH, INC.

Computation of Net Loss and Pro Forma Net Loss
Per Common Share

Three Months and Nine Months Ended September 30, 1996 and 1995

(Unaudited)

================================================================================

                                                    Three Months Ended               Nine Months Ended,
                                                      September 30,                    September 30,
                                               ---------------------------       --------------------------
                                                   1996          1995               1996           1995
                                                   ----          ----               ----           ----

Weighted average shares of common
 stock outstanding                              8,052,609          704,285        5,872,172          704,285
Common stock issued during 1995,
 deemed to be outstanding for entire
 period (1)                                         -               68,706            -               68,706
Convertible, redeemable preferred
 stock (2)(3)                                       -            3,954,370        1,157,712        3,954,370
Common stock warrants (1)(4)                        -              999,340            -              999,340
Common stock options (1)(4)                         -              497,231            -              497,231
                                               ----------       ----------       ----------       ----------

Weighted average number of common
 shares outstanding (pro forma for 1995)        8,052,609        6,223,932        7,029,884        6,223,932
                                               ==========       ==========       ==========       ==========

Net loss                                     $ (2,623,228)    $ (2,959,802)    $ (8,063,630)    $ (7,276,452)
                                               ==========       ==========       ==========       ==========

Net loss per common share (pro forma
 for 1995)                                   $      (0.33)    $      (0.48)    $      (1.15)    $      (1.17)
                                               ==========       ==========       ==========       ==========


(1) For the three months and nine months ended September 30, 1995, common stock, common stock warrants and common stock options issued within a one-year period prior to the initial filing of the registration statement related to the initial public offering have been treated as outstanding for the entire period. In the case of common stock warrants and common stock options, the treasury stock approach has been utilized. Common stock warrants and common stock options issued prior to one year before the initial filing date have not been considered as their effect would be anti-dilutive.

(2) For the three months and nine months ended September 30, 1995, convertible, redeemable preferred stock issued within a one-year period prior to the initial filing of the registration statement related to the initial public offering has been treated as outstanding for the entire period. In addition, convertible, redeemable preferred stock issued prior to one year before the initial filing date was considered converted into common stock on the respective original dates of issuance.

(3) For the three months and nine months ended September 30, 1996, convertible, redeemable preferred stock was considered converted into common stock on the respective original dates of issuance.

(4) For the three months and nine months ended September 30, 1996, common stock warrants and common stock options have not been considered as their effect would be anti-dilutive.